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                                                                       EXHIBIT 2

                                                               September 8, 2004

JANA Master Fund, Ltd.
JANA Partners LLC
201 Post Street
San Francisco, CA 94108

Dear Sirs:

      We refer to the Settlement Agreement entered into as of June 11, 2004, between you and us. We have advised you that we are contemplating entering into an Agreement and Plan of Merger with Fidelity National Financial, Inc. (the "Merger Agreement"), under which we would be acquired by Fidelity. In this merger transaction, we would merge with and into a wholly-owned shell merger subsidiary of Fidelity, with us being the surviving entity.

      By your signature below, you and we hereby agree that as of the Effective Time of the Merger, as defined in the Merger Agreement, the provisions of the Sections 1, 2, 3 and 4 of the Settlement Agreement shall terminate and be of no further force and effect; provided that the effectiveness of this sentence is subject to compliance by InterCept, Inc., with the first sentence of Section 6 of the Settlement Agreement.

      Fidelity shall be a third party beneficiary of this letter agreement.

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                                       Very truly yours,

                                       INTERCEPT, INC.

                                       By: /s/ John Collins
                                           ----------------
                                       Name: John Collins

                                       Its: Chairman and Chief Executive Officer

Acknowledged and Agreed:

JANA MASTER FUND, LTD.

By: JANA Partners LLC,
     Its: Investment Manager

By: /s/ Barry Rosenstein
    --------------------
Name: Barry Rosenstein
Title: Managing Partner

JANA PARTNERS, LLC

By: /s/ Barry Rosenstein
    --------------------
Name: Barry Rosenstein
Title: Managing Partner